Exhibit 99.1
Press Release Dated September 23, 2010

PhytoMedical Technologies, Inc. 100 Overlook Drive, 2nd Floor Princeton, NJ 08540	Ms. Briana Erickson Phone:800-611-3388 www.PhytoMedical.com

News Release

PhytoMedical Continues Negotiations for Acquisition of Standard Gold Corp.

Princeton, NJ – September 22, 2010 – PhytoMedical Technologies, Inc. (OTCBB: PYTO) (FWB: ET6) today announced that the Company is continuing its negotiations with Standard Gold Corp., as per the Memorandum of Intent (MOI) entered into on August 25, 2010.

On August 25, 2010 PhytoMedical Technologies, Inc. entered into a Non-Binding Memorandum of Intent (MOI) with Standard Gold Corp., pursuant to which PhytoMedical and Standard Gold will explore the possibility of the Company’s acquisition of all issued and outstanding stock of Standard Gold.  Either party may terminate the MOI upon notice to the other.  The MOI will terminate on December 31, 2010.

Pursuant to the terms of the MOI, PhytoMedical and Standard Gold simultaneously entered into a Bridge Loan Agreement (Loan) pursuant to which PhytoMedical loaned Standard Gold $30,000 in order for Standard Gold to maintain in good standing its rights to mineral claims.  The Loan is evidenced by a promissory note, which is due and payable on December 31, 2010.

Standard Gold Corp. is a junior mineral exploration company based in Nevada.  Additional information on Standard Gold is available at its website, www.StandardGoldCorp.com.  PhytoMedical Technologies does not assume responsibility for the accuracy or completeness of information at this website.

There is no assurance that the transactions contemplated by the MOI, including, but not limited to the negotiation and execution of a definitive agreement will in fact be consummated.

About PhytoMedical Technologies, Inc.

PhytoMedical Technologies, Inc. (OTCBB: PYTO; Frankfurt Stock Exchange: ET6), together with its wholly owned subsidiaries, is a pharmaceutical company focused on research, development and commercialization of pharmaceutical products.  On August 25, 2010 PhytoMedical entered into a Non-Binding Memorandum of Intent to explore the possibility of the Company’s acquisition of all issued and outstanding stock of Standard Gold Corp.

There is no assurance that the transactions contemplated by the MOI, including, but not limited to the negotiation and execution of a definitive agreement will in fact be consummated.

For additional information, please visit:
www.PhytoMedical.com

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Legal Notice Regarding Forward-Looking Statements

No statement herein should be considered an offer or a solicitation of an offer for the purchase or sale of any securities. This release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including but not limited to adverse economic conditions, intense competition, lack of meaningful research results, entry of new competitors and products, adverse federal, state and local government regulation, inadequate capital, unexpected costs and operating deficits, increases in general and administrative costs, termination of contracts or agreements, technological obsolescence of the Company's products, technical problems with the Company's research and products, price increases for supplies and components, litigation and administrative proceedings involving the Company, the possible acquisition of new businesses or technologies that result in operating losses or that do not perform as anticipated, unanticipated losses, the possible fluctuation and volatility of the Company's operating results, financial condition and stock price, losses incurred in litigating and settling cases, dilution in the Company's ownership of its business, adverse publicity and news coverage, inability to carry out research, development and commercialization plans, loss or retirement of key executives and research scientists, changes in interest rates, inflationary factors, and other specific risks. We currently have no commercial products intended to diagnose, treat, prevent or cure any disease. The statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration. There can be no assurance that further research and development, and /or whether clinical trial results, if any, will validate and support the results of our preliminary research and studies. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that PhytoMedical will be able to develop commercially viable products on the basis of its technologies. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent Form 10-Q and Form 10-K filings with the Securities and Exchange Commission. These reports and filings may be inspected and copied at the Public Reference Room maintained by the U.S. Securities & Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the U.S. Securities & Exchange Commission at 1-800-SEC-0330. The U.S. Securities & Exchange Commission also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the U.S. Securities & Exchange Commission at http://www.sec.gov. The Company undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.